Exhibit 1
STOCK LOAN AGREEMENT
This Stock Loan Agreement (“Agreement”) is entered into and effective as of September 29, 2009 (“Effective Date”), by and between R & R Consulting Partners, LLC, a Florida limited liability company (“Lending Stockholder”) of VeriChip Corporation, a Delaware corporation (“Company”), and Optimus Capital Partners, LLC, a Delaware limited liability company, doing business as Optimus Technology Capital Partners, LLC (including its designees, successors and assigns, “Borrower”).
RECITALS
A. Lending Stockholder holds shares of common stock of Company. In light of Lending Stockholder’s substantial equity interest in Company, it is in the best interests of Lending Stockholder to execute this Agreement, inasmuch as Lending Stockholder will derive substantial direct and indirect benefits from the commitment made to Company pursuant to a Convertible Preferred Stock Purchase Agreement to be entered into between Borrower and Company as of the Effective Date (the “Purchase Agreement”).
B. As a condition to Borrower entering into the Purchase Agreement, Lending Stockholder desires to enter into this Agreement and, in order to assist in protecting the value of its investment in Company, desires to induce Borrower to enter into the Purchase Agreement.
C. Borrower desires to borrow and, as a material inducement to Borrower to enter into the Purchase Agreement, Stockholder desires to lend shares of common stock of Company to Borrower on the terms and conditions contained herein.
AGREEMENT
NOW, THEREFORE, IN CONSIDERATION of the premises, the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Lending Stockholder and Borrower agree as follows:
1. Borrowed Shares.
a) Upon the request of Borrower in its sole discretion, Lending Stockholder hereby lends to Borrower [                    ] shares (“Borrowed Shares”) of freely tradable common stock, par value $0.01, of Company. Borrowed Shares will be issued in electronic form, without restriction on resale, and delivered by Lending Stockholder on the Effective Date, time being of the essence, to a Deposit/Withdrawal At Custodian (“DWAC”) account with Depository Trust Company (“DTC”) specified by Borrower. At any time or from time to time after receipt, Borrower may sell, transfer, assign, encumber or otherwise dispose of the Borrowed Shares in any manner, at any time, and for any consideration, in Borrower’s sole discretion; provided, however, that Borrower shall not vote any Borrowed Shares on any matter.
b) The aggregate amount of Borrowed Shares under this Agreement shall not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company in any 12 month period in order to ensure compliance with Form S-3 under the Securities Act.
c) During the period in which Borrower is in possession of Borrowed Shares (but not to the extent that Borrower is no longer in possession or control of any or all such shares), Lending Stockholder shall be entitled to exercise any and all rights applicable to the Borrowed Shares, including, but not limited to, the right to vote and receive dividends or distributions.
d) Lending Stockholder may demand return of some or all of the Borrowed Shares (or an equal number of freely tradable shares of common stock of the Company) at any time on or after the six-month anniversary date such Borrowed Shares were loaned to Borrower; provided, however, no such demand may be made if there are any shares of Series A Preferred Stock then outstanding. If a permitted return demand is made, Investor shall return the Borrowed Shares within three Trading Days after such demand (or an equal number of freely tradable shares of common stock of the Company).
2. Fee. Borrower shall pay to Lending Stockholder a fee of $100,000.00 in cash or by wire transfer of immediately available funds.
3. Interest; Collateral.
a) Unless and until all Borrowed Shares are returned to Lending Stockholder as provided above, outstanding Borrowed Shares will accrue interest at Two Percent (2.0%) per annum, with the Borrowed Shares valued at the volume weighted average price (VWAP), calculated based upon the ratio of the aggregate value of the common stock of Company traded on the Trading Market (as defined in the Purchase Agreement) to the total volume of such stock traded on such market for such date (or the nearest preceding date), for the 5 trading days immediately preceding the Effective Date. Interest is payable if, as and when Borrowed Shares are returned to Lending Stockholder, in cash or at Borrower’s sole election in freely tradable shares of common stock of the Company.
b) As security for the Borrowed Shares, the Borrower shall pledge certain collateral to Lending Stockholder as described on Schedule 1 hereto.
4. Pre-payment. Borrower may return the Borrowed Shares to the Lending Stockholder, in whole or in part, at any time or from time to time, without penalty or premium.
5. Representations, Warranties and Covenants of Lending Stockholder. Lending Stockholder hereby represents, warrants and covenants to Borrower as follows:
a) Lending Stockholder has all necessary power and authority to (a) execute, deliver and perform all of its obligations under this Agreement, and (b) lend and deliver the Borrowed Shares. Lending Stockholder has such knowledge and experience in business and financial matters that it is able to protect its own interests and evaluate the risks and benefits of entering into this Agreement.

b) The execution, delivery and performance of this Agreement by Lending Stockholder has been duly authorized by all requisite action on the part of Lending Stockholder, and has been duly executed and delivered by Lending Stockholder.
c) The execution and delivery by the Lending Stockholder of this Agreement does not, and Lending Stockholder’s performance of its obligations thereunder will not (i) violate any charter documents of Lending Stockholder, as in effect on the date hereof, or (ii) require any authorization, consent, approval of or other action of, notice to or filing or qualification with any state or federal governmental authority, except as have been, or will be, made or obtained prior to execution hereof.
d) Except as expressly stated herein, Lending Stockholder is not, directly or indirectly, receiving any consideration from or being compensated in any manner by, and will not at any time in the future accept any consideration or compensation from, Company, any affiliate of Company, or any other person for entering into this Agreement or lending the Borrowed Shares.
e) The aggregate amount of Borrowed Shares under any and all Stock Loan Agreements including without limitation this Agreement, together with all other shares sold by or on behalf of the Company pursuant to General Instruction I.B.6. to Form S-3, shall not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company in any 12 month period in order to ensure compliance with Form S-3 under the Securities Act.
6. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.
7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature page prior to 5:30 p.m. Eastern time on a business day and an electronic confirmation of delivery is received by the sender, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 8 on a day that is not a business day or later than 5:30 p.m. Eastern time on any business day, (c) three business days following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications are those set forth on the signature pages hereof, or such other address as may be designated in writing hereafter, in the same manner, by such person.
8. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.
10. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
11. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
12. Termination; Survival. This Agreement shall terminate when the Borrowed Shares are returned. The representations and warranties contained herein shall survive until all shares of Borrowed Stock have been returned and all shares of Series A Preferred Stock issued to Investor or any Affiliate have been converted or redeemed, whichever occurs first.
13. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
14. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
15. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Borrower or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
16. Activity Restrictions. Until after the Borrower has returned all Borrowed Shares to the Lending Stockholder, neither Borrower nor its affiliates will: (i) vote any shares of common stock of the Company owned or controlled by it, solicit any proxies, or seek to advise or influence any person with respect to any voting securities of the Company; (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of the Company, alone or together with any other person, which would result in beneficially owning or controlling more than 9.99% of the total outstanding common stock or other voting securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (iii) request the Lending Stockholder to amend or waive any provision of this Section 17.
17. Entire Agreement. This Agreement contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, understandings, communications and discussions, both oral and written. No party, representative, attorney or agent has relied upon any collateral contract, agreement, assurance, promise, understanding or representation not expressly set forth herein above. The parties hereby waive all rights and remedies, at law and in equity, arising out of, relating to, or which may arise as the result of, any person’s reliance on any such assurance. The parties acknowledge that all prior agreements have been merged into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Lending Stockholder: R & R CONSULTING PARTNERS, LLC

By:	Scott R. Silverman
Its:	Managing Member

Borrower: OPTIMUS TECHNOLOGY CAPITAL PARTNERS, LLC

By:
Its:

Addresses for Notice
To Lending Stockholder:
R & R Consulting Partners, LLC
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Scott Silverman
Fax No.: (561) 805-8001
Email: ssilverman@verichipcorp.com
To Borrower:
Optimus Technology Capital Partners, LLC
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
Attention: Terry Peizer
Fax No.: (310) 444-5300
Email: info@optimuscg.com
with a copy to:
Luce Forward Hamilton & Scripps LLP
601 South Figueroa Street, Suite 3900
Los Angeles, California 90017
Attention: John C. Kirkland, Esq.
Fax No.: (213) 452-8035
Email: jkirkland@luce.com